Issuer Free Writing Prospectus dated January 17, 2025
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated November 15, 2024
Registration Statement No. 333-283258

STAKINC

STAK Inc.

斯塔克工业

Free Writing Prospectus Statement

STAKINC

This free writing prospectus relates to the proposed initial public offering of ordinary shares of STAK Inc. (the “Company”, “we”, “us”and “our”), which are being registered on a registration statement on Form F-1 (File No. 333-283258) (the “Registration Statement”) and should be read together with the preliminary prospectus included in the Registration Statement initially filed with the the Securities and Exchange Commission (the “SEC”) on November 15, 2024, as amended, for the offering to which this presentation relates and may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/2002453/000149315224046238/formf-1.htm.

The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you request it from Kingswood Capital Partners, LLC.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

This presentation contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to the industry and government policies and regulations relating to our industry; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth, and expansion, including our ability to meet our goals; current and future economic and political conditions; our ability to attract customers and dealers and further enhance our brand recognition; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; the impacts brought by epidemic; trends and competition in the oil-field specialized vehicle industry; and other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under "Risk Factors." We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities law, we do not have any intention or obligation to update any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise.

Offering Summary

STAKINC

Issuer	STAK Inc.
Exchange / Ticker	Nasdaq Capital Market / STAK
Offering Type	Initial Public Offering
Securities Offered	1,250,000 ordinary shares or up to 1,437,500 ordinary shares if the over-allotment option is fully exercised by the Underwriter
Over-Allotment Option	15%
Ordinary Shares outstanding immediately after this offering	11,250,000 Ordinary Shares assuming no exercise of the underwriters' over-allotment option 11,437,500 Ordinary Shares assuming full exercise of the underwriters' over-allotment option
IPO Offering Price	USD $4.00 per share
Use of Proceeds	● approximately 60% for set up a qualified factory and to obtain specialized vehicle permission ● approximately 10% for research and development ● approximately 30% for working capital and other general corporate purposes
Lock-up	6 months for Directors and Officers and holder(s) of 5% or more of the outstanding securities
Sole Book Running Manager	Kingswood Capital Partners, LLC

Company Overview

STAKINC

We are a company who manufactures specialized oilfield maintenance vehicles and equipment

- **Our mission: to become a powerful provider for the specialized oilfield maintenance vehicles and equipment in China.**
- **Our vision: to help oil mining companies reduce costs and increase efficiency by providing cutting-edge integrated oilfield maintenance equipment.**
- **Market Strategy: Relying on a network of specialized vehicle customership within the industry and word-of-mouth promotion among end-users, and bulk purchases from cost-conscious corporate customers.**



Company Overview

STAKINC

We are a company who manufactures specialized oilfield maintenance vehicles and equipment

- Our headquarter is located in Changzhou, Jiangsu; our factory is in Shiyan, Hubei.
- Our R&D center was designated as the Changzhou Engineering Technology Center in 2023.


STAKINC






斯塔克工业
STAK INDUSTRY


斯塔克工业


斯塔克工业



Intellectual Property and Honors

STAKINC

- Honor: “specialized and sophisticated small- and medium-sized enterprise focusing on innovation“ and differentiation” in Jiangsu Province (Key Honor to the small and mid-sized innovative companies in China)
- IP: As of November 15, 2024, we have 77 patents and copyrights.



发明专利
发明专利证
实用新型
中华人民共和国国家版权局
计算机软件著作权登记证书



VERIFICATION OF
YLAN
质量管理体系认证
质量管理体系认证证书
常州重山智能装备有限公司
环境管理体
职业健康安全管理体系认证证书
IAF
CNAS
北京新纪源认证有限公司



江苏省
“专精特新”中小企业
江苏省工信厅
二〇二四年五月

2024 JiangSu
"Speciality, Speciality, Speciality, New"
Small and Medium-sized Enterprises



常州市
“专精特新”中小企业
常州市工业和信息化局
二〇二二年六月

2022 Changzhou
"Speciality, Speciality, Speciality, New"
Small and Medium-sized Enterprises



常州市
工程技术研究中心
常州市科学技术局
二〇二三年九月

2023 Changzhou Engineering and Technology Research Centre

State-level science and technology-based small and medium-sized enterprises

Provincial Innovative Small and Medium-sized Enterprises

Outstanding Enterprises of the 11th China Innovation and Entrepreneurship Competition (Growth Group)

The 10th Venture Jiangsu Technology Entrepreneurship Competition The 11th China Innovation and Entrepreneurship Competition Outstanding Enterprises" in Jiangsu Region

Private Enterprises in Jiangsu Province

2022 Changzhou "International Intelligent Manufacturing" Innovation and Entrepreneurship Contest Innovation and Entrepreneurship Competition Finalist Award of Growing Enterprise Category

2022 Changzhou Tianning District "Three New Economic Demonstration Enterprises

2022 Changzhou Tianning Economic Development Zone "Three New Economic Demonstration Enterprises

2021 Changzhou Tianning Economic Development Zone "Four on" New Award

1 Equals to

Factory and Facilities

STAKINC

- Our main factory is located in Shiyan, Hubei Province, covering two factory buildings with an assembly line.


斯塔克工业








1 Equals to



Products and Services

STAKINC

- **Oilfield-Specialized Vehicles & Equipment：**
  - At present, we have more than 80 special vehicle models for oil fields and more than 30 special production and maintenance equipment, mainly used for well repair and production enhancement operations;

- **Technical Services and Solutions Based on Oilfield-Specialized Vehicles and Equipment**
  - At present, we provide software development, debugging and maintenance services for oil field customers based on oil field special vehicles and equipment.










1 Equals to



Industry Overview

- **The industry dedicated to specialized vehicles and equipment for oil fields in China is vast and steadily growing.**
  - The Chinese oil field special vehicle and equipment industry is robust and developing steadily. According to statistics, the income of China's oil field vehicle industry in 2022 was 27.48 billion yuan[1];
  - It is expected that the growth rate will be between 2% and 6% from 2023 to 2029, and in 2029 it will reach 36.36 billion yuan[2]. According to statistics, the income of China's oil field special equipment industry in 2022 was 11.412 billion yuan[3].
  - It is expected that the growth rate will be between 3% and 6% from 2023 to 2029, and in 2029 it will reach 15.332 billion yuan[4].



400
350
300
250
200
150
100
50
0
10
8
6
4
2
0
-2
-4
-6
-8
260.6
245.61
261.67
274.8
280.77
297.41
306.67
316.08
335.45
350.58
363.6
5.8
6.5
5
2.2
5.9
3.1
3.1
6.1
4.5
3.7
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Statistical and Forecasted Revenue of China's Oil Field Specialized Vehicle Industry from 2019 to 2029.
CAGR(%)



160
140
120
100
80
60
40
20
0
10
8
6
4
2
0
-2
-4
-6
-8
107.37
101.41
108.35
114.12
116.71
123.86
127.84
132.14
140.77
147.55
153.32
5.6
6.8
5.3
2.3
6.1
3.2
3.4
6.5
4.8
3.9
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
Statistics and Forecast of China's Oil Field Vehicle-mounted Equipment Industry Revenue from 2019 to 2029
CAGR(%)

Statistics from *Third-party information, news reports, interviews with industry experts, and research compiled by BoYan Consulting*

1. Equals to USD 4.122 billion
2. Equals to USD 5.454 billion
3. Equals to USD 1.712 billion
4. Equals to USD 2.300 billion

Competitive Strengths

STAKINC

01

Independent Research and Development Capabilities

- Extensive experience in developing automation equipment and specialized vehicles.
- Strategic partnerships for advanced research and development in oilfield-specialized vehicles.
- Strong team of research and development engineering experts, including Ph.D. and Master's degree holders

02

One-Stop Service Business Model

- Focus on specialized scenarios and wide range of specialized vehicle solutions
- Customer-centric product design and integrated product development
- Rapid response to customer needs through close collaboration between R&D, sales teams, and customers

03

Rapid Response to Customer and Market Demands

- Unique integrated outsourcing model for swift solution delivery.
- Emphasis on automation control technology for efficient and safe products.
- Commitment to cleaner and more environmentally friendly new energy specialized vehicles through strategic partnerships.

Management Team

STAKINC

Chuanbo Jiang

CEO （China）

- Obtained a bachelor's degree in management from Ocean University of China in 2007.
- Has 16 years of business management experience.
- Since 2012, he has led the team to start a business.

Diana Li

CFO （Canada）

- Obtained a Bachelor of Business Administration in Accounting and Finance from Simon Fraser University in Canada in 2013.
- With 9 years of experience in accounting, tax and finance, she has extensive theoretical knowledge and practical experience in tax and business consulting related to SEC regulatory compliance and Nasdaq rules.

Huyun Gao

COO （China）

- Obtained a bachelor's degree in tourism management from East China Normal University in 2008.
- Has about 15 years of business management experience.
- Since June 2020, she has been serving as the deputy general manager of YLAN Technology.
- With many years of experience in operation management, she once served as senior operations manager of Ctrip.com.

Ke Dennis Xu

CTO （USA）

- Obtained a master's degree in computer science from the University of Maryland in 2001.
- Approximately 23 years of experience in the computer engineering industry.
- Starting from June 2020, STAK CTO.
- He served as Chairman of BigData Resolution LLC, an American data company.

Independent Directors

STAKINC

Zhaohui Randall Xu

Professor （USA）

- PhD from the University of Alabama in 2007. Obtained CPA licenses from Delaware and Colorado in 2002. He is a member of the International Association of Financial Executives International,, the American Accounting Association and the American Institute of Certified Public Accountants.
- He is a senior expert in financial reporting and management and SEC regulatory compliance, with extensive knowledge and practical experience of U.S. securities laws, Nasdaq and NYSE rules.
- He has 33 years of business management and finance-related experience.

Johannes AG Beekmans

（Netherlands）

- PhD from the University of Eindhoven in 1996.
- He has about 38 years of working experience in the automotive industry and has extensive practical experience in automotive structures.
- Since 2015, Mr. Beekmans has been a Project Manager at JBD Consultancy & JBDesign.

Yiqin Hu

Professor （China）

- PhD from Northwest Agriculture & Forest University in 2008.
- She has long been engaged in research in the fields of microeconomics and regional economics.
- She has been professor and instructor in universities and academic groups and has more than 20 years of experience in senior university management.

Investment Highlights

STAKINC

1 **The industry has a large scale and is growing steadily**

China's oilfield special vehicle and equipment industry is large-scale and steadily growing. From 2023 to 2029, the industry is expected to grow at a rate of 2%-6%. By 2029, the revenue from the oilfield special vehicle sector is projected to reach 36.36 billion yuan[1], while the oilfield special equipment sector is anticipated to reach 15.332 billion yuan[2].

2 **Rich Product Portfolio and Strong R&D Capabilities**

Our company is recognized as a "specialized and sophisticated small- and medium-sized enterprise focusing on innovation and differentiation" in Jiangsu Province, with strong independent R&D capabilities. We have developed over 80 types of special oilfield vehicles and more than 30 types of specialized production and maintenance equipment" equipment.

3 **Good Reputation from customers and Strong suppliers' Relations hips**

We are capable of completing customerized prototype vehicle design and testing, new product announcement, and prototype vehicle delivery within six months rely on the strong suply chain relation, thereby establishing a positive reputation in the oilfield operations equipment market.

4 **Outstanding International Team**

Our core team consists of members from China, the United States, and Canada, each with years of experience in their respective fields, and we possess a global perspective.

1. Equals to USD 5.454 billion
2. Equals to USD 2.300 billion

Financial Highlights

STAKINC

	For the Years Ended June 30,	
	2024	2023
Revenues	$ 18,918,847	$ 21,146,463
Cost of revenues	(13,245,171)	(14,385,492)
Gross profit	**5,673,676**	**6,760,971**
Operating expenses:		
Selling and marketing expenses	(653,218)	(1,177,448)
General and administrative expenses	(544,304)	(579,353)
Research and development expenses	(1,677,456)	(1,371,912)
Total operating expenses	**(2,874,978)**	**(3,128,713)**
Operating income	**2,798,698**	**3,632,258**
Other income (expense):		
Interest expense, net	(126,373)	(52,349)
Government subsidies	45,638	595,593
Total other income, net	**(80,735)**	**543,244**
Income before income tax expense	2,717,963	4,175,502
Income tax expense	(276,189)	(715,040)
Net income	**$ 2,441,774**	**$ 3,460,462**
Net income per ordinary share:		
Earnings per share, basic and diluted	$ 0.24	$ 0.35
Weighted average number of shares outstanding, basic and diluted	10,000,000	10,000,000

	As of June 30,	
	2024	2023
Selected Balance Sheet Data:		
Cash and cash equivalents	$ 658,154	$ 593,199
Total assets	18,782,721	15,002,086
Total liabilities	8,201,772	6,881,449
Total equity	$ 10,580,949	$ 8,120,637

Contact

STAKINC

ISSUER:

斯塔克工业

STAK Inc.

Address:

Building 11, 8th Floor, No. 6 Beitanghe East Road,

Tianning District, Changzhou, Jiangsu,

People's Republic of China, 213000

Email: chuanbo.jiang@stakindustry.com

UNDERWRITER:

KINGSWOOD

Kingswood Capital Partners, LLC

Address: 7280 W Palmetto Park Rd.

Suite 301

Boca Raton, FL 33433

Telephone: 561-961-0505

Email: bherman@kingswoodus.com